Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2011, with respect to the consolidated financial statements of The MAC Services Group Limited included in the Registration Statement (Form S-4) and related Prospectus of Oil States International, Inc. for the registration of $600,000,000 of 6.5% Senior Notes due 2019.
/s/ Ernst & Young
Sydney, Australia
August 30, 2011